Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Provides Updated Full Year 2022 Outlook

Richardson, TX, MAY 11, 2022 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 2, 2022.

First Quarter Highlights

•First quarter worldwide net sales increased to $376 million, up 4% on a reported basis and 6% in constant currency, led by constant currency sales growth of 20% and 6% in the Europe and Americas regions, respectively.

•Net sales for traditional watches grew 10% in constant currency, with 22% and 20% growth in the Americas and Europe regions, respectively.

•Operating loss of $14 million compared to $17 million a year ago. Adjusted operating loss of $11 million compared to $5 million last year.

•During the first quarter of fiscal 2022, the Company invested $10 million in repurchasing 989,000 shares of the Company’s common stock at an average price of $10.11 per share.

“We are pleased to deliver strong first quarter revenue performance amidst an increasingly challenging macro environment,” said Kosta Kartsotis, Chairman and CEO. “Results were highlighted by notable strength in the U.S. and Europe, as well as continued momentum in traditional watches and jewelry.”

“As the quarter progressed, external headwinds intensified, marked by the onset of the Ukraine crisis, Covid lockdowns in China and global inflationary pressures. While our teams are continuing to execute well amidst the fluid macro environment, we are adopting a more conservative near-term outlook to reflect these transitory factors that are affecting our international business, as well as the impact of a strengthening U.S. dollar. Importantly, we remain confident that our digitally-led, omni-channel model will support long-term growth and profitability, enabling us to build meaningful value for our shareholders in the years ahead.”

First Quarter 2022 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $375.9 million, an increase of 4% on a reported basis and 6% in constant currency compared to $363.0 million in the first quarter of fiscal 2021. Net sales, in constant currency, grew 20% in Europe and 6% in the Americas while decreasing 10% in Asia versus the same quarter last year. Traditional watch sales grew 10% in constant currency in the first quarter compared to the prior year period. Net sales in smartwatches decreased 26% in constant currency largely driven by the Americas as compared to the prior year period which included the launch of LTE product and older generation product liquidation. Total digital sales were down 17% vs the prior year period and reflected 34% of our sales mix compared to 43% in the prior year period. Lower digital sales were primarily due to COVID driven lockdowns in mainland China and traffic shifts from owned e-commerce to brick and mortar distribution.

•Gross profit totaled $184.3 million compared to $182.6 million in the first quarter of 2021. Gross margin decreased 130 basis points to 49.0% versus 50.3% a year ago and primarily reflected increased freight and duty costs of approximately 180 basis points and unfavorable regional mix. These costs were partially offset by decreased promotional activity and reduced smartwatch product liquidation.

•Operating expenses totaled $198.6 million compared to $199.4 million a year ago. As a percentage of net sales, operating expenses were 52.8% in the first quarter of 2022 compared to 54.9% in the prior year first quarter. Selling, general and administrative (“SG&A”) expenses were $195.7 million compared to $187.4 million in the first quarter of 2021. As a percentage of net sales, SG&A expenses were 52.1% in the first quarter of 2022 compared to 51.6% in the prior year first quarter, largely driven by increased labor costs and investments in our strategic initiatives which were only partially offset by reduced store costs associated with a lower store count.

•Operating loss was $14.3 million compared to $16.8 million in the first quarter of 2021. Operating margin was (3.8)% in the first quarter of 2022 compared to (4.6)% in the prior year first quarter. Adjusted operating loss totaled $11.4 million compared to $4.8 million in the first quarter of 2021. Adjusted operating margin was (3.0)% in the first quarter of 2022 compared to (1.3)% in the prior year first quarter.

•Interest expense decreased to $4.0 million compared to $7.3 million in the first quarter of 2021, primarily driven by reduced debt issuance costs amortization and a lower debt balance.

•Other income (expense) was income of $1.6 million compared to income of $1.9 million in the first quarter of 2021.

•Income (loss) before income taxes was $(16.7) million compared to $(22.2) million in the first quarter of 2021.

•Adjusted EBITDA was $(1.7) million, or (0.5)% of net sales in the first quarter of 2022 and $7.5 million, or 2.1% in the prior year period.

•Net loss totaled $21.5 million with net loss per diluted share of $0.41, which compares to a net loss of $24.4 million and net loss per diluted share of $0.47 in the prior year period. Adjusted net loss for the first quarter was $19.3 million with adjusted loss per diluted share of $0.37 compared to adjusted net loss of $14.9 million with adjusted loss per diluted share of $0.29 in the prior year period. During the first quarter of 2022, currencies unfavorably affected loss per diluted share by approximately $0.02.

Balance Sheet Summary

As of April 2, 2022, the Company had cash and cash equivalents of $163 million. Inventories at the end of the first quarter of 2022 totaled $386 million, an increase of 20% versus a year ago. Total debt was $184 million.

During the first quarter of fiscal 2022, the Company invested $10.0 million in repurchasing 989,000 shares of the Company’s common stock at an average price of $10.11 per share. As of April 2, 2022 the Company had remaining authority to repurchase $20.0 million of its common stock.

Outlook

The Company is updating its guidance for full year 2022 to reflect the current estimated impact of foreign currency translation, as well as COVID-19-related restrictions in China and geopolitical uncertainty in Europe on its international business.

For fiscal year 2022, the Company now expects worldwide net sales growth of approximately flat to 3% versus prior guidance of 2% to 6%. This updated guidance includes an estimated foreign currency negative impact of 350 basis points, which compares to our prior estimate of 250 basis points for the full year. The Company anticipates that the impact of foreign currency translation will be most acute in the second and third quarters, with an estimated negative impact to net sales of 500 basis points. Updated net sales guidance for 2022 also includes an estimated impact of 150 basis points due to slowed revenue growth, primarily in our international markets.

The Company is reducing adjusted operating margin(1) guidance by 50 basis points for the full year and now expects adjusted operating margin of 5.5% to 6.5% compared to prior guidance of 6.0% to 7.0%.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty and the Ukraine crisis, the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; the impact of inflation; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	April 2, 2022	April 3, 2021
Net sales	$375.9	$363.0
Cost of sales	191.6	180.4
Gross profit	184.3	182.6
Gross margin	49.0%	50.3%
Operating expenses:
Selling, general and administrative expenses	195.7	187.4
Other long-lived asset impairments	0.3	4.5
Restructuring charges	2.6	7.5
Total operating expenses	$198.6	$199.4
Total operating expenses (% of net sales)	52.8%	54.9%
Operating income (loss)	(14.3)	(16.8)
Operating margin	(3.8)%	(4.6)%
Interest expense	4.0	7.3
Other income (expense) - net	1.6	1.9
Income (loss) before income taxes	(16.7)	(22.2)
Provision for income taxes	4.7	2.1
Less: Net income attributable to noncontrolling interest	0.1	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(21.5)	$(24.4)
Earnings per share:
Basic	$(0.41)	$(0.47)
Diluted	$(0.41)	$(0.47)
Weighted average common shares outstanding:
Basic	52.0	51.5
Diluted	52.0	51.5

Consolidated Balance Sheet Data ($ in millions):	April 2, 2022	April 3, 2021
Assets:
Cash and cash equivalents	$162.6	$246.7
Accounts receivable - net	201.1	175.5
Inventories	385.8	322.5
Other current assets	187.7	202.4
Total current assets	$937.2	$947.1
Property, plant and equipment - net	$85.6	$104.9
Operating lease right-of-use assets	166.2	211.9
Intangible and other assets - net	76.3	85.2
Total long-term assets	$328.1	$402.0
Total assets	$1,265.3	$1,349.1

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$432.0	$469.3
Short-term debt	0.6	37.9
Total current liabilities	$432.6	$507.2
Long-term debt	$183.9	$157.2
Long-term operating lease liabilities	164.6	217.5
Other long-term liabilities	54.7	58.4
Total long-term liabilities	$403.2	$433.1
Stockholders’ equity	429.5	$408.8
Total liabilities and stockholders’ equity	$1,265.3	$1,349.1

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended April 2, 2022			For the 13 weeks ended April 3, 2021
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$161.9	$0.1	$162.0	$152.5
Europe	124.6	6.7	131.3	109.2
Asia	86.8	1.6	88.4	98.6
Corporate	2.6	—	2.6	2.7
Total net sales	$375.9	$8.4	$384.3	$363.0

Product Categories:
Watches:
Traditional watches	$261.4	$5.1	$266.5	$242.4
Smartwatches	38.0	$1.2	39.2	52.9
Total watches	$299.4	$6.3	$305.7	$295.3
Leathers	34.2	0.7	34.9	34.1
Jewelry	34.7	1.2	35.9	26.1
Other	7.6	0.2	7.8	7.5
Total net sales	$375.9	$8.4	$384.3	$363.0

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2021(1)			Fiscal 2022
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$7.3	$40.9	$27.1	$(16.7)	$58.6
Plus:
Interest expense	6.5	6.4	4.8	4.0	21.7
Amortization and depreciation	7.5	7.0	6.2	6.2	26.9
Impairment expense	1.3	0.6	2.9	0.3	5.1
Other non-cash charges	(0.4)	1.1	(0.6)	(0.2)	(0.1)
Stock-based compensation	2.5	2.9	2.4	2.2	10.0
Restructuring expense	5.7	5.4	3.2	2.6	16.9
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	11.7	—	11.7
Less:
Interest Income	0.1	0.1	0.1	0.1	0.4
Adjusted EBITDA	$30.3	$64.2	$57.6	$(1.7)	$150.4
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

	Fiscal 2020(1)			Fiscal 2021
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(43.8)	$9.5	$11.5	$(22.2)	$(45.0)
Plus:
Interest expense	7.9	8.0	8.4	7.3	31.6
Amortization and depreciation	10.7	10.3	10.0	8.9	39.9
Impairment expense	3.4	4.6	6.5	4.5	19.0
Other non-cash charges	2.1	2.0	1.0	(0.2)	4.9
Stock-based compensation	2.9	3.2	1.9	1.8	9.8
Restructuring expense	10.5	5.7	10.9	7.5	34.6
Less:
Interest Income	0.1	0.1	0.2	0.1	0.5
Adjusted EBITDA	$(6.4)	$43.3	$50.0	$7.5	$94.3
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended April 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(14.3)	$0.3	$2.6	$(11.4)
Operating margin (% of net sales)	(3.8)%			(3.0)%
Interest expense	(4.0)	—	—	(4.0)
Other income (expense) - net	1.6	—	—	1.6
Income (loss) before income taxes	(16.7)	0.3	2.6	(13.8)
Provision for income taxes	4.7	0.1	0.5	5.3
Less: Net income attributable to noncontrolling interest	0.1	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(21.5)	$0.2	$2.0	$(19.3)
Diluted earnings (loss) per share	$(0.41)	$—	$0.04	$(0.37)

	For the 13 Weeks Ended April 3, 2021
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(16.8)	$4.5	$7.5	$(4.8)
Operating margin (% of net sales)	(4.6)%			(1.3)%
Interest expense	(7.3)	—	—	(7.3)
Other income (expense) - net	1.9	—	—	1.9
Income (loss) before income taxes	(22.2)	4.5	7.5	(10.2)
Provision for income taxes	2.1	0.9	1.6	4.6
Less: Net income attributable to noncontrolling interest	(0.1)	—	—	(0.1)
Net income (loss) attributable to Fossil Group, Inc.	$(24.4)	$3.6	$5.9	$(14.9)
Diluted earnings (loss) per share	$(0.47)	$0.07	$0.12	$(0.29)

Store Count Information

	April 3, 2021	Opened	Closed	April 2, 2022
Americas	170	0	11	159
Europe	137	1	23	115
Asia	88	2	12	78
Total stores	395	3	46	352

END OF RELEASE